Exhibit 99.1

北京观韬（杭州）律师事务所	中国浙江省杭州市西湖区求是路 8 号
Beijing Guantao Law Firm Hangzhou Office	公元大厦东北裙楼 邮编：310013
Tel：+86 571 89939691 Fax：+86 571 89939620	Northeast Bldg, Anno Domini
E-mail：guantaohz@guantao.com	Mansion, No.8 Qiushi Road, Xihu
http：// www.guantao.com	District, Hangzhou,Zhejiang
310013, P. R. China

Date: October 4, 2024

To : Decent Holding Inc. (the “Company”)

No. 106 Aokema Avenue,

Lashan District, Yantai City,

Shandong Province, People’s Republic of China

Re: Legal Opinion Regarding Certain PRC Law Matter

Dear Sirs or Madams:

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC counsel to Decent Holding Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of [*] ordinary shares (or [*] ordinary shares if the underwriters exercise their over-allotment option in full), par value US$0.0001 per share, of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing and trading of the Ordinary Shares on the Nasdaq Capital Market.

1	Documents and Assumptions

1.1	In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

1.2	In rendering this opinion, we have assumed without independent investigation that (“Assumptions”):

1.2.1	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

1.2.2	Each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

1.2.3	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

1.2.4	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

1.2.5	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this legal opinion are true, correct and complete.

2	Definitions

2.1	In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

2.1.1	“CSRC” means the China Securities Regulatory Commission (中国证券监督管理委员会);

2.1.2	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

2.1.3	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

2.1.4	“M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the Ministry of Commerce;

2.1.5	“Overseas Listing Trial Measures” means the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies promulgated by the CSRC on February 17, 2023, which became effective on March 31, 2023;

2.1.6	“PRC Company” means Shandong Naxin Ecological Environment Engineering Co., Ltd. ( the “WFOE”) and Shandong Dingxin Ecology Environmental Co., Ltd. ( the “Decent China”);

2.1.7	“PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

2.2	Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

3	Opinions

3.1	Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

3.1.1	Corporate Structure and Foreign Investment.

3.1.1.1	Based on our understanding of the currently published and effective PRC Laws, the ownership structure of PRC Company, currently and immediately after giving effect to the Offering, will not result in any violation of PRC laws or regulations currently in effect.

3.1.1.2	Under the Special Administrative Measures (“Negative List”) for the Access of Foreign Investment (2021 Version) and based on our understanding of the Negative List, there are no foreign investment restrictions on PRC Company’s main business, the water treatment equipment manufacturing.

3.1.2	M&A Rules.

The M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the explicit provisions under PRC Laws, the CSRC’s approval is not required under the M&A Rules for the Offering. However, there are substantial uncertainties regarding the interpretation and application of the M&A Rules, other PRC Laws and future PRC laws and regulations, and there can be no assurance that any Governmental Agency will not take a view that is contrary to or otherwise different from our opinion stated herein.

3.1.3	Overseas Listing Trial Measures.

The Overseas Listing Trial Measures require PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, to complete the filing procedure with the CSRC and submit relevant information. The PRC company has fulfilled the filing procedure with the CSRC and has obtained the notice of the CSRC filing approval on February 7, 2024.

3.1.4	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

3.1.5	Taxation.

The statements made in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation,” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

3.1.6	PRC Laws.

All statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulation,” “Management,” “Related Party Transactions” and “Taxation”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material aspects.

3.2	Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

3.2.1	Our opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

3.2.2	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

3.2.3	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

3.2.4	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

3.2.5	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

3.2.6	This opinion is intended to be used in the context which is specifically referred to herein. Each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

3.2.7	As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this opinion.

This opinion is delivered in our capacity as the Company’s PRC legal counsel solely for the purpose of the Registration Statement publicly submitted to the SEC on the date of this opinion and shall not be used for any other purpose without our prior written consent.

Consent

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations of the SEC promulgated thereunder.

Yours faithfully,

/s/ Guantao Law Firm

Guantao Law Firm